April 2008 Filed pursuant to Rule 433 dated March 25, 2008 Relating to Preliminary Pricing Supplement No. 583 dated March 25, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008
Reverse Convertible Securities

RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk of losing some or even all of the principal if the closing value of the underlying index declines to or below the trigger level on any index business day during the term of the RevCons and, on the determination date, is below the initial index value.  Alternatively, if the closing value of the underlying index never declines to or below the trigger level, the RevCons will return the stated principal amount at maturity.  The investor has no opportunity to participate in any appreciation in the value of the underlying index.  The coupon is paid regardless of the performance of the underlying index.  RevCons are not principal protected.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	October 16, 2008
Underlying index:	The PHLX Housing SectorSM Index
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing value of the underlying index on the determination date is less than the initial index value and the closing value of the underlying index has declined to or below the trigger level on any index business day up to and including the determination date, $1,000 times the index performance factor.  Because the index performance factor will be less than 1.0, this payment will be less than $1,000.

Trigger level:	75% of the initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the determination date
Determination date:	October 10, 2008 (3 business days before the maturity date)
Coupon:	13% to 15% per annum, payable monthly beginning May 16, 2008. The actual interest rate will be determined on the pricing date.
Pricing date:	April 11, 2008
Original issue date:	April 16, 2008
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174465E5
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per RevCons	$1,000	$	$
Total	$	$	$

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 583 dated March 25, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

Investment Overview

RevConsSM
Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing value of the underlying index on the determination date is less than the initial index value and the closing value of the underlying index has decreased to or below the trigger level on any day over the term of the RevCons, an amount in cash that is less than the stated principal amount by an amount proportionate to the decrease in the value of the underlying index, and which could be zero.  RevCons are not principal protected and offer no potential for appreciation.

PHLX Housing Sector Index Overview

The PHLX Housing Sector Index was developed by the Philadelphia Stock Exchange, Inc. (“PHLX”) and is calculated, maintained and published by PHLX.  The PHLX Housing Sector Index is a modified capitalization weighted index composed of twenty companies whose primary lines of business are directly associated with the United States housing construction market.  The PHLX Housing Sector Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers.  Set forth below is a list of the companies represented in the PHLX Housing Sector Index and the respective weights as of March 24, 2008:

Name	Ticker	% Weight
Weyerhaeuser Co	WY	16.96
Trane Inc	TT	10.37
Toll Brothers Inc	TOL	8.48
Masco Corp	MAS	8.12
Vulcan Materials Co	VMC	7.50
Champion Enterprises Inc	CHB	6.30
DR Horton Inc	DHI	6.08
MDC Holdings Inc	MDC	6.08
Pulte Homes Inc	PHM	4.61
Hovnanian Enterprises Inc	HOV	3.83
Lennar Corp	LEN	3.74
KB Home	KBH	3.48
Centex Corp	CTX	3.45
Ryland Group Inc	RYL	3.31
Temple-Inland Inc	TIN	2.67
Beazer Homes USA Inc	BZH	1.39
PMI Group Inc/The	PMI	1.19
Standard-Pacific Corp	SPF	1.08
Radian Group Inc	RDN	0.83
Meritage Homes Corp	MTH	0.54

April 2008	Page 2

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

Information as of market close on March 24, 2008:

Bloomberg Ticker Symbol:	HGX
Current Index Closing Value:	149.39
52 Weeks Ago:	227.17
52 Week High (on 6/4/07):	238.63
52 Week Low (on 1/8/08):	122.19
Current Dividend Yield of the index component stocks:	4.34%

PHLX Housing SectorSM Index Daily Closing Values January 1, 2003 to March 24, 2008

For additional information about the PHLX Housing Sector Index, see the information set forth in “Description of RevCons––The PHLX Housing Sector Index” in the accompanying preliminary pricing supplement.

April 2008	Page 3

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

Key Investment Rationale
The RevCons offer a short term income oriented strategy linked to the underlying index.

▪	A coupon per annum which is higher than the current dividend yield on the component stocks of the underlying index.

▪	No potential to participate in any appreciation in the underlying index.

▪	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying index, with only contingent protection against declines in the underlying index.  If the closing value of the underlying index on the determination date is less than the initial index value and the closing value of the underlying index has declined to or below the trigger level on any index business day from but excluding the pricing date to and including the determination date, you will then be subject to full downside exposure to the underlying index.

Enhanced Yield
▪  A monthly coupon, the rate per annum of which is higher than the current dividend yield on the component stocks of the underlying index.

▪  The coupon will be paid regardless of the performance of the underlying index.

Best Case Scenario
▪  If the closing value of the underlying index never declines to or below the trigger level, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying index, even if the closing value of the underlying index is above the initial index value on the determination date.

Worst Case Scenario
▪  If the closing value of the underlying index declines to or below the trigger level on any day during the term of the RevCons and, on the determination date, is at a level below the initial index value, the RevCons will redeem for an amount of cash that is less than the stated principal amount by an amount proportionate to the decrease in the value of the underlying index, and which could be zero. In this worst case scenario, the RevCons will have outperformed the underlying index on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal

▪	Investors will not participate in any appreciation in the underlying index.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Investing in the RevCons is not equivalent to investing in the underlying index or its component stocks.

▪	Adjustments to the underlying index could adversely affect the value of the RevCons.

▪	There are risks associated with investments in securities with concentration only in the housing sector.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

▪	Credit risk to Morgan Stanley

April 2008	Page 4

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

Fact Sheet
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing value of the underlying index on the determination date is less than the initial index value and the closing value of the underlying index has decreased to or below the trigger level on any day over the term of the RevCons, an amount of cash that is less than the stated principal amount by an amount proportionate to the decrease in the value of the underlying index, and which could be zero. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

“RevCons” is a service mark of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 11, 2008	April 16, 2008 (three business days after the pricing date)	October 16, 2008
Key Terms
Issuer:	Morgan Stanley
Underlying index:	The PHLX Housing SectorSM Index
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing value of the underlying index on the determination date is less than the initial index value and the closing value of the underlying index has declined to or below the trigger level on any index business day up to and including the determination date, $1,000 times the index performance factor.  Because the index performance factor will be less than 1.0, this payment will be less than $1,000.

Trigger level:	75% of the initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	The closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the determination date
Coupon:	13% to 15% per annum, payable monthly beginning May 16, 2008. The actual interest rate will be determined on the pricing date.
Determination date:	October 10, 2008 (3 business days before the maturity date), subject to postponement for certain market disruption events
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Risk factors:	Please see “Risk Factors” on page 9.

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174465E5
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying preliminary pricing supplement under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a cash-settled put right written by you to the issuer with respect to the index and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying preliminary pricing supplement called “United States Federal Taxation.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the RevCons.

April 2008	Page 5

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders (as defined in the accompanying preliminary pricing supplement) should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors – Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons as well as the notice described above and its potential implications for an investment in the RevCons.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons by taking positions in the component stocks of the underlying index, in futures or options contracts on the underlying index or on any component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value and the trigger level of the RevCons, and, therefore, the value at which the underlying index must close over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash equal to the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2008	Page 6

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing value of the underlying index never falls to or below the trigger level during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying index, even if the closing value of the underlying index is above the initial index value on the determination date.

Payment Scenario 2
The closing value of the underlying index falls to or below the trigger level during the term of the RevCons and the closing value is at a level below the initial index value on the determination date, in which case, at maturity, RevCons redeem for an amount of cash that is less than the stated principal amount by an amount proportionate to the decrease in the value of the underlying index, and which could be zero.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons for a range of hypothetical closing values for the index on the determination date, depending on whether the closing value of the index on the determination date is less than the initial index value and whether, during the six-month term of the RevCons, the closing value of the index has or has not decreased to or below the hypothetical trigger level.

The hypothetical examples are based on the following terms:

▪ Stated principal amount (per RevCons):	$1,000
▪ Hypothetical initial index value:	140
▪ Hypothetical trigger level:	105 (75% of the hypothetical initial index value)
▪ Hypothetical coupon per annum:	14%

TABLE 1:  At maturity, unless the closing value of the index on the determination date is less than the initial index value and the closing value of the index has decreased to or below the trigger level on any index business day from but excluding the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount.  This table represents the hypothetical payment at maturity and the total payment over the six-month term of the RevCons on a $1,000 investment in the RevCons on the basis that the closing value of the index has not decreased to or below the hypothetical trigger level of 105.

Hypothetical index closing value on determination date	Payment at maturity per RevCons	Total monthly coupon payments per RevCons	Total payment per RevCons
106	$1,000	$70.00	$1,070.00
125	$1,000	$70.00	$1,070.00
140	$1,000	$70.00	$1,070.00
160	$1,000	$70.00	$1,070.00
180	$1,000	$70.00	$1,070.00
200	$1,000	$70.00	$1,070.00
220	$1,000	$70.00	$1,070.00

April 2008	Page 7

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the six-month term of the RevCons on a $1,000 investment in the RevCons if the closing value of the index has decreased to or below the hypothetical trigger level of 105 on any index business day from but excluding the pricing date to and including the determination date.   In each of these examples, where the closing value of the index on the determination date is less than the initial index value, the payment at maturity would be made by delivery of an amount in cash that is less than the stated principal amount by an amount proportionate to the decrease in the index value.  In each of these examples, where the closing value of the index on the determination date is at or above the initial index value, the payment at maturity will equal the stated principal amount in cash.

Hypothetical index closing value on determination date	Payment at maturity per RevCons	Total monthly coupon payments per RevCons	Total payment per RevCons
0	$0	$70.00	$70.00
70	$500	$70.00	$570.00
112	$800	$70.00	$870.00
126	$900	$70.00	$970.00
145	$1,000	$70.00	$1,070.00
180	$1,000	$70.00	$1,070.00
200	$1,000	$70.00	$1,070.00

Because the closing value of the index may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing value of the index falls to or below the specified trigger level over the term of the RevCons including the determination date and (b) the closing value of the index on the determination date.

April 2008	Page 8

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

Risk Factors
The RevCons offered are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, prospectus supplement and prospectus.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  The payment to investors at maturity will either be (i) the stated principal amount of each RevCons or (ii) if the closing value of the index on the determination date is less than the initial index value and the closing value of the index has decreased to or below the specified trigger level over the term of the RevCons, an amount that is less than the stated principal amount by an amount proportionate to the decline in the value of the index, and which could be zero.

▪
Investors will not participate in any appreciation in the value of the underlying index.  Investors will not participate in any appreciation in the value of the underlying index, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing value of the underlying index on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing value of the underlying index has decreased to or below the trigger level on any index business day, the volatility of the underlying index, the dividend rate on the component stocks of the underlying index, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons and the issuer’s creditworthiness.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Not equivalent to investing in the underlying index.  Investing in the RevCons is not equivalent to investing in the underlying index or its component stocks.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Revcons. PHLX can add, delete or substitute the stocks underlying the PHLX Housing Sector Index, and can make other methodological changes that could change the value of the PHLX Housing Sector Index; or may discontinue or suspend calculation or publication of the PHLX Housing Sector Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the RevCons.

▪
Risks associated with investments in securities with concentration solely in the housing sector.  All of the companies included in the PHLX Housing Sector Index operate in the housing sector.  The PHLX Housing Sector Index is subject to increased volatility as it tracks solely the housing industry and is highly susceptible to adverse economic market, political or regulatory occurrences affecting that industry.

April 2008	Page 9

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

The housing sector is cyclical and is significantly affected by changes in general economic or business conditions, including interest rates; the terms and availability of financing for homebuyers; consumer confidence generally and the confidence of potential homebuyers in particular; federal mortgage financing programs and federal and state regulation of lending practices; real estate taxes; housing demand from population growth and demographic changes; the supply of available new or existing homes and other housing alternatives; employment levels and personal income growth; and federal and state income tax provisions affecting home ownership.  While adverse changes in these conditions tend to affect the housing sector nationally, the adverse effect may be more prevalent or concentrated in particular regions that are represented in the PHLX Housing Sector Index.  Any of these factors could adversely affect the value of the PHLX Housing Sector Index and the RevCons.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the IRS were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying preliminary pricing supplement.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons and we will not be required to pay any additional amounts with respect to amounts withheld.

Other Risk Factors

▪
Secondary trading may be limited.  The RevCons will not be listed on any securities exchange and there may be little or no secondary market for the RevCons.  You should be willing to hold your RevCons to maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the stocks composing the underlying index on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the value of the underlying index on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the value of the underlying index and, accordingly, potentially increase the initial index value used to calculate the trigger level and, therefore, potentially raise the trigger level relative to the value of the underlying index absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect the final index value and also whether the closing value of the index remains above the trigger level and, accordingly, the amount of cash you will receive at maturity.

April 2008	Page 10

RevConsSM
Based on the Value of the PHLX Housing SectorSM Index due October 16, 2008

Information about the PHLX Housing Sector Index

The PHLX Housing Sector Index.  The PHLX Housing SectorSM Index, which is calculated, maintained and published by the Philadelphia Stock Exchange, Inc., is a modified capitalization weighted index composed of twenty companies whose primary lines of business are directly associated with the United States housing construction market.  The PHLX Housing SectorSM Index encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers.  The Philadelphia Stock Exchange, Inc. split the level of the PHLX Housing SectorSM Index in half on February 1, 2006.  For additional information about the PHLX Housing SectorSM Index, see the information set forth in “Description of RevCons––The PHLX Housing Sector Index” in the accompanying preliminary pricing supplement.

License Agreement between Philadelphia Stock Exchange, Inc. and MS & Co.  “PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Morgan Stanley & Co. Incorporated and its affiliates.

Historical Information
The following table sets forth the published high and low closing values of the underlying index for each quarter in the period from January 1, 2003 through March 24, 2008.  The associated graph shows the closing values of the underlying index for each day from January 1, 2003 to March 24, 2008.  The issuer obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical performance of the underlying index as an indication of future performance.

PHLX Housing SectorSM Index	High	Low	Period End
2003
First Quarter	117.83	100.28	107.47
Second Quarter	149.35	109.12	140.42
Third Quarter	156.24	138.01	152.73
Fourth Quarter	185.63	159.20	183.18
2004
First Quarter	202.93	174.65	200.32
Second Quarter	201.26	172.29	190.65
Third Quarter	203.99	178.12	203.99
Fourth Quarter	234.66	185.99	234.66
2005
First Quarter	259.10	223.55	239.27
Second Quarter	272.02	226.38	266.04
Third Quarter	293.03	256.31	269.20
Fourth Quarter	270.77	232.87	259.04
2006
First Quarter	280.33	249.27	266.08
Second Quarter	275.09	202.65	215.60
Third Quarter	215.54	190.01	208.57
Fourth Quarter	238.96	206.72	235.50
2007
First Quarter	255.05	218.13	218.13
Second Quarter	238.63	210.29	210.29
Third Quarter	215.58	156.09	158.24
Fourth Quarter	171.63	127.33	143.97
2008
First Quarter (through March 24, 2008)	157.13	122.19	149.39

April 2008	Page 11